Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Liz Brady

NEW YORK & COMPANY, INC. REPORTS FEBRUARY SALES RESULTS

Total Sales Decline 6.1%

Comparable Store Sales Decrease 12.8%

Company Updates Guidance

New York, New York – March 2, 2006 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 520 stores, announced today that total net sales for the four-week period ended February 25, 2006 decreased 6.1% to $80.6 million, compared to $85.8 million in the prior year period.  Comparable store sales decreased 12.8% for the four-week period, compared to a comparable store sales increase of 9.8% in the prior year period.

Richard P. Crystal, Chairman and CEO, stated: “We are disappointed with our results in February as the strategy that had worked for us during the fourth quarter of driving sales using price incentives on targeted items failed to generate the additional transactions necessary to make up for lower pricing.

“During the month we did order significant quantities of best sellers which we believe will support improved results for the Easter selling period,” Mr. Crystal continued.  “Our next delivery, due to be in store mid-March, is performing well in test.  Brighter colors in our casual tops will flow in during this period and knit dressing, a key fashion category, will grow in importance.

“We expect comparative store sales for March to be down versus last year as the Easter holiday moves out of the month and for April to turn positive as our merchandise assortment improves and pricing strengthens as we move through the quarter.”

The Company opened one new store in February, ending the month with 520 locations and 3.3  million selling square feet in operation.

2006 Guidance

Based upon February sales, the Company noted that it is updating its first quarter and fiscal 2006 guidance as follows:

First Quarter

For the first quarter of fiscal 2006, the Company currently forecasts net sales in the range of $277.0 million to $282.0 million.  This compares to the Company’s previous guidance range of $298.0 million to $302.0 million and actual net sales for the first quarter of fiscal 2005 of $270.0 million.  Comparable store sales are estimated to be negative 4.0% to 6.0% for the quarter, compared to the Company’s previous guidance range of an increase between 1.5% to 3.5% and a comparable store sales increase of 3.9% in the first quarter of fiscal 2005.  Net income is currently estimated in the range of $12.0 million to $14.0 million, or $0.20 to $0.23 per diluted share, compared to the Company’s previous guidance range of $22.4 million to $24.8 million, or $0.38 to $0.42 per diluted share, and actual net income of $21.5 million for the first quarter of fiscal 2005, or $0.38 per diluted share.  Fully diluted shares outstanding are projected at 59.7 million in the first quarter of 2006 as compared to 56.7 million in the first quarter of 2005.  The Company plans to open 12 to 15 new stores and close one store during the first quarter of fiscal 2006, ending the quarter with 530 to 533 stores and approximately 3.3 million selling square feet in operation.

Fiscal Year 2006

For the fiscal year, the Company currently forecasts net sales in the range of $1,237.0 million to $1,253.0 million.  This compares to the Company’s previous guidance range of $1,247.0 million to $1,263.0 million and actual fiscal 2005 net sales of $1,130.5 million.  Comparable store sales are estimated to increase between 1.5% to 3.0% for the full fiscal year, compared to the Company’s previous guidance range of an increase between 2.1% to 3.5% and a comparable store sales increase of 3.2% in fiscal 2005.  Net income is currently estimated in the range of $64.0 million to $70.0 million, or $1.06 to $1.16 per diluted share, compared to the Company’s previous guidance range of $67.9 million to $77.0 million, or $1.12 to $1.28 per diluted share.  Fully diluted shares outstanding are projected at 60.4 million for fiscal 2006 as compared to 57.3 million in fiscal 2005.  The Company continues to plan to open 50 to 60 new stores and close seven stores during the fiscal year, ending the year with 562 to 572 stores in operation and approximately 3.4 million selling square feet in operation.

Conference Call Information

To listen to New York & Company’s pre-recorded February sales message beginning today, Thursday, March 2, 2006 at 8:30 am ET, please dial (888) 203-1112 followed by the conference identification number #1785143.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q,  and our Registration Statement on Form S-3.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores. As of February 25, 2006, the Company operated 520 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.